ALLIANCEBERNSTEIN INTERNATIONAL GROWTH FUND, INC.

FORMER POLICIES	CURRENT POLICIES

Investment Objective:
Fundamental: The Fund’s investment objective is long-term capital appreciation.	Fundamental: The Fund’s investment objective is long-term growth of capital.

Fundamental Investment Policies:
The Fund is diversified and, under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not change this policy without a shareholder vote.	The Fund is diversified.
The Fund may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities. For the purposes of this restriction, collateral arrangements, including, for example, with respect to options, futures contracts and options on futures contracts and collateral arrangements with respect to initial and variation margin, are not deemed to be the issuance of a senior security.

The Fund may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

The Fund may not make loans, except through (i) the purchase of debt obligations in accordance with its investment objectives and policies; (ii) the lending of portfolio securities; or (iii) the use of repurchase agreements.

The Fund may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies; (ii) the lending of Fund securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.

The Fund may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodity contracts except for futures contracts and options on futures contracts.

Related non-fundamental policy:
The Fund will not enter into any futures contracts or options on futures contracts if immediately thereafter the market values of the outstanding futures contracts of the Fund and the currencies and futures contracts subject to outstanding options written by the Fund would exceed 50% of its total assets.
No change. Related non-fundamental policy eliminated.

Non-fundamental Investment Policies:
The Fund may invest up to 20% of its total assets in rights or warrants. The Fund does not presently intend to invest more than 10% of its total assets in such warrants.	The Fund may invest in rights or warrants. The Fund does not presently intend to invest more than 10% of its total assets in such warrants.
The Fund may invest in the securities of other investment companies, including exchange-traded funds.

Related non-fundamental policy:
The Fund may invest in exchange-traded funds subject to the restrictions of Section 12(d)(1) of the 1940 Act.

The Fund may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.

Related non-fundamental policy eliminated.

The Fund may make secured loans of portfolio securities of up to 30% of its total assets.
The Fund may lend Fund securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.

No forward commitments will be made by the Fund if, as a result, the Fund’s aggregate commitments under the transactions would be more than 30% of its total assets.	The Fund may make forward commitments.
The Fund will limit its investments in illiquid securities to no more than 15% of its net assets.	The Fund will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
Investments in standby commitments will be limited so that the aggregate purchase price of the securities subject to the commitments will not exceed 50% of the Fund’s assets at the time of making the commitment.

Related non-fundamental policy:
The Fund will not enter into a standby commitment with a remaining term in excess of 45 days.
The Fund may invest in standby commitments. Related non-fundamental policy eliminated.
The Fund may not purchase securities on margin, except that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

The Fund may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.